                        DOUGLAS A.P. HAMILTON 1997 GRAT



                            Dated: October 14, 1997



                                    between



                             DOUGLAS A.P. HAMILTON,

                                                as Donor,

                                      and

                                KIM E. BAPTISTE,

                                                as Trustee.

                                     INDEX

                                                                                                                       Page
                                                                                                                       ----
ARTICLE I
          Disposition of Trust Income and Principal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE II
          Trustees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

ARTICLE III
          Trust Administration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

ARTICLE IV
          Survivorship  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE V
          Right to Revoke or Amend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE VI
          Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE VII
          Exculpation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE VIII
          Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE IX
          Acceptance of Trusteeship . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21


Acknowledgments
SCHEDULE A

                        DOUGLAS A.P. HAMILTON 1997 GRAT

                 TRUST AGREEMENT dated the 14th day of October, 1997, between DOUGLAS A.P. HAMILTON, as Donor (the "Donor"), and KIM E. BAPTISTE, as Trustee.

                 The Donor hereby assigns, transfers and delivers to the Trustee the property listed on Schedule A hereto, which is to be held in trust for the benefit of the Donor and his spouse and issue in accordance with the provisions of this Agreement.

                                   ARTICLE I

                   Disposition of Trust Income and Principal

                 A. The term of the trust (the "Trust Term") shall commence on the date of the initial contribution of the trust property to the trust (the "Contribution Date") and shall continue until the fifth (5th) anniversary of the Contribution Date.

                 B. On the last day of each taxable year during the Trust Term and on the last day of the Trust Term (each such date being hereinafter referred to as an "Annuity Payment Date"), the Trustees shall pay to or apply for the benefit of the Donor or, if he is not living on the Annuity Payment Date, to the legal representatives of the Donor's estate (or, if the legal representatives of the Donor's estate have distributed their right to receive the Annuity Amount, as hereinafter defined, to beneficiaries under the Donor's Will, to such beneficiaries (the "Estate Beneficiaries")) an amount equal to twenty-four and seven-hundred eighty-two thousandths percent (24.782%) of the initial net fair market value of the trust property (the "Annuity Amount"). In determining the Annuity Amount, assets shall be valued as of the Contribution Date, as such values shall finally be determined for federal gift or estate tax purposes. Notwithstanding the foregoing, the Annuity Amount shall be prorated on a daily basis for a short taxable year and for the taxable year in which the trust terminates in accordance with Treasury Reg. Section 1.664-2.

                 C. The Annuity Amount shall be paid either from income or principal, or a combination thereof, as the Trustees, in their absolute discretion, shall determine. Any income of the trust for a taxable year not so paid or applied shall be added to principal whenever convenient.

                 D. Upon the last day of the Trust Term, the trust shall terminate and, subject to any obligation to repay any amount which the Trustees are required to pay pursuant to the provisions of Paragraph 4 of Subdivision E of this Article to the Donor, the legal representatives of the Donor's estate or the Estate Beneficiaries, as the case may be, the Trustees shall distribute all principal and any accrued and undistributed income of the trust in excess of the final Annuity Amount as follows:

                          1.      If the Donor is then living, such property
shall be distributed as follows:

                                  a.       If the Donor's spouse is then
living, such property shall be disposed of in accordance with the provisions of Subdivision F of this Article.

                                  b.       If the Donor's spouse is not then
living, such property shall be distributed to the Donor's then living issue per stirpes, subject to the provisions of Subdivision G of this Article. If none of the Donor's issue is then living, such property shall be disposed of in accordance with the provisions of Subdivision H of this Article.

                          2.      If the Donor is not then living, such
property shall be disposed of as follows:

                                  a.       If any part or all of the assets of
the trust are includible in the Donor's estate for federal estate tax purposes, an amount equal to all such assets that are so includible shall be distributed to the legal representatives of the Donor's estate, to be disposed of as a part thereof.

                                  b.       The balance of such property (or all
thereof, as the case may be) shall be distributed in accordance with the provisions of Paragraph 1 of this Subdivision as if the Donor were living.

                 E. Notwithstanding any provision of this Agreement to the contrary:

                          1.      The Annuity Amount shall not be reduced by
any expenses of the trust.

                          2.      During the Trust Term, no part of the income
and principal of this trust, including the Annuity Amount, shall be paid or applied to or for the benefit of (i) any person or entity other than the Donor for so long as the Donor is living or (ii) to or for the benefit of any person other than the legal representatives of the Donor's estate or the Estate Beneficiaries, after the Donor's death.

                          3.      No additional contributions may be made to
the trust after the initial contribution described on the attached Schedule A.

                          4.      If the initial fair market value of the
assets constituting this trust is determined incorrectly by the Trustees, then within a reasonable period after the final determination of the correct value, the Trustees shall pay to the Donor, the legal representatives of the Donor's estate or the Estate Beneficiaries, as the case may be, in the case of an undervaluation, or shall receive from the Donor, the legal representatives of the Donor's estate or the Estate Beneficiaries, as the case may be, in the case of an overvaluation, an amount equal to the difference between the total sums in respect of the Annuity Amount that the Trustees should have paid if the correct value had been used and the total of such sums that the Trustees actually paid, in accordance with Treasury Reg. Section 1.664-2(a)(1)(iii), plus, if required by the Code, interest, compounded annually, computed for any period at the rate of interest that the Federal income tax regulations prescribe.

                          5.      It is the Donor's intention that his right to
receive the Annuity Amount shall qualify as and be a "qualified annuity interest" as defined in Section 2702(b)(1) of the Code, and shall meet all the requirements of Treasury Reg. Section 25.2702-3. Accordingly, no authorization or direction or other provision contained in this Agreement that would prevent the trust from so qualifying shall apply to this trust, it being the Donor's intention that any court having jurisdiction over this Agreement shall construe it accordingly.

                          6.      The Trustees shall have no power or authority
to commute at any time during the Trust Term the interests of the Donor, the legal representatives of the Donor's estate or the Estate Beneficiaries.

                          7.      Notwithstanding any provision of this
Agreement to the contrary, until the expiration of the Trust Term, the Trustees shall amend this trust in any manner required for the purpose of ensuring that the interest retained by the Donor in the Annuity Amount qualifies as a "qualified annuity interest" within the meaning of Section 2702(b)(1) of the Code and the Treasury Regulations promulgated thereunder.

                          8.      The taxable year of the trust shall be the
calendar year.

                 F. Pursuant to the foregoing provisions of this Article, certain property is to be disposed of in accordance with the provisions of this Subdivision. Such property shall be held by the Trustees in a separate trust for the benefit of the Donor's spouse and issue, the income and principal thereof to be disposed of as follows:

                          1.      The Trustees are authorized, at any time or
from time to time, to pay or apply such part or all of the net income and principal of this trust to or for the benefit of any one or more of the Donor's spouse and issue living from time to time, in such amounts or proportions, and to the exclusion of any one or more of them, as the Trustees determine in their absolute discretion for any reason whatsoever, even though any such distribution results in the termination of this trust. In exercising their discretion under this Paragraph, the Trustees shall not be required to take into account any other resources available to or for the benefit of any beneficiary of this trust.

                          2.      Upon the death of the survivor of the Donor
and the Donor's spouse, this trust shall terminate, at which time the remaining principal thereof shall be distributed in equal shares to such of the Donor's children as shall then be living or, if none is then living, to the Donor's then living issue per stirpes, subject to the provisions of Subdivision G of this Article. If none of the Donor's issue is then living, such property shall be disposed of in accordance with the provisions of Subdivision H of this Article.

                 G. Pursuant to the provisions of this Article, certain property is to be disposed of subject to the provisions of this Subdivision. Any such property distributable to a child, grandchild, or more remote issue of the Donor who has not reached age forty (40) at the time fixed for distribution shall not be distributed outright to such child, grandchild, or more remote issue, but instead shall be held by the Trustees in a separate trust for such child, grandchild, or more remote issue (the "Beneficiary"), the income and principal thereof to be disposed of as follows:

                          1.      The Trustees are authorized, at any time or
from time to time, to pay or apply such part or all of the net income and principal of this trust to or for the benefit of the Beneficiary as the Trustees determine in their absolute discretion for any reason whatsoever, even though any such distribution results in the termination of this trust. In exercising their discretion under this Paragraph, the Trustees shall not be required to take into account any other resources available to or for the benefit of the Beneficiary and shall not take into account the interest of any other beneficiary of this trust. Any net income not so paid or applied shall be added to principal whenever convenient.

                          2.      When the Beneficiary reaches age thirty (30),
one-third (1/3) of the remaining principal of this trust shall be distributed to the Beneficiary outright, provided, however, that if the Beneficiary has reached age thirty (30) but not age thirty-five (35) at the time this trust is funded (or at the time property is added to this trust), one-third (1/3) of the principal thereof (or of such added property, as the case may be) shall be paid to the Beneficiary at the time of such funding or addition.

                          3.      When the Beneficiary reaches age thirty-five
(35), one-half (1/2) of the remaining principal of this trust shall be distributed to the Beneficiary outright, provided, however, that if the Beneficiary has reached age thirty-five (35) but not age forty (40) at the time this trust is funded (or at the time property is added to this trust), two-thirds (2/3) of the principal thereof (or of such added property, as the case may be) shall be paid to the Beneficiary at the time of such funding or addition.

                          4.      When the Beneficiary reaches age forty (40),
the remaining principal of this trust shall be distributed to the Beneficiary outright.

                          5.      If the Beneficiary dies before reaching age
forty (40) (or upon the later death of the Beneficiary if this trust is being administered in continuing trust in accordance with the provisions of Subdivision I of this Article), this trust shall terminate upon the death of the Beneficiary, at which time the remaining principal thereof shall be distributed to the Beneficiary's surviving issue per stirpes or, if none, to the then living issue per stirpes of the parent of the Beneficiary who was a child of the Donor or, if none, to the Donor's then living issue per stirpes, subject in each instance to the provisions of this Subdivision. If none of the Donor's issue is then living, such property shall be disposed of in accordance with the provisions of Subdivision H of this Article.

                          6.      If the Beneficiary is a minor, the Trustees
are authorized, in their absolute discretion, whether or not one of them is also acting as Guardian of the Beneficiary:

                                  a.       To pay or apply any part of the
income and principal of this trust to (i) enlarge any residence owned by the Beneficiary's Guardian and used by the Beneficiary from time to time; (ii) purchase a residence for the use of the Beneficiary from time to time; and
(iii) satisfy the taxes, maintenance and capital repair costs, rent and other expenses (including for additional household help) related to any residence used by the Beneficiary from time to time, in each instance whether or not such Guardian and any members of such Guardian's family are also using such residence from time to time;

                                  b.       To permit such Guardian, any members
of such Guardian's family and members of the Donor's family to use any such residence from time to time without the payment of rent or any other charge therefor; and

                                  c.       To lend to such Guardian such sum or
sums as the Trustees determine to be reasonably necessary in order to permit such Guardian to enlarge a residence of such Guardian or to assist such Guardian in purchasing a new residence, so as to provide adequate living accommodations for the Beneficiary and, incident thereto, for such Guardian's family and any other members of the Donor's family who are living from time to time with such Guardian, with or without interest and upon such other terms and conditions as the Trustees determine.

                          H.      Any property directed to be disposed of in
accordance with the provisions of this Subdivision and any property not otherwise effectively disposed of upon the termination of any trust hereunder shall be distributed to the DOUGLAS AND DOROTHY

HAMILTON FAMILY FOUNDATION. Notwithstanding the preceding sentence, if such foundation shall not be in existence or shall not be an Exempt Organization at the time when property is distributable to it hereunder, such property shall not be distributed to the DOUGLAS AND DOROTHY HAMILTON FAMILY FOUNDATION but shall instead be distributed to such one or more Exempt Organizations as the Trustees determine in their absolute discretion.

                 I.       1.      Notwithstanding any provision of this
Agreement to the contrary, but subject to the provisions of Subdivision J of this Article, if the Trustees determine in their absolute discretion that it would not be in the best interests of a child, grandchild, or more remote issue of the Donor to receive outright any portion of the principal of any trust created hereunder which would otherwise be distributable outright to such person (the "Property"), the Trustees are authorized to hold or retain the Property, or any portion thereof, in trust for such period of time as the Trustees deem advisable, including for the lifetime of such person, until the Trustees determine in their absolute discretion that such outright distribution would no longer be against such person's best interests. During such period of time, the Trustees shall have the absolute discretion to pay or apply such part or all of the net income and principal of such trust to or for the benefit of such person as the Trustees deem advisable for any reason whatsoever. In exercising their discretion under this Paragraph, the Trustees shall not be required to take into account any other resources available to or for the benefit of such person and shall not take into account the interest of any other beneficiary of such trust. Any net income not so paid or applied shall be added to principal whenever convenient. Anything hereinabove to the contrary notwithstanding, if such person is acting as a Trustee hereunder, such person shall be disqualified from participating in the exercise of the Trustees' discretionary power to hold, retain or distribute the Property, or any portion thereof. Upon the death of such person while any of the Property is held in trust in accordance with the provisions of this Paragraph, such remaining Property shall be distributed in accordance with the provisions of Paragraph 5 of Subdivision G of this Article.

                          2.      If, pursuant to Paragraph 1 of this
Subdivision, a trust is created for any person to whom the Property would otherwise be distributable outright, the Trustees of such trust shall be the same as the Trustees of any trust for such person appointed under or pursuant to the authority granted in Article II hereof.

                 J. Notwithstanding any provision of this Agreement to the contrary, each trust created under this Article shall terminate not later than twenty-one (21) years after the death of the last survivor of all of the issue of each of the parents of the Donor and each of the parents of the Donor's spouse who were in being on the date of the Donor's execution of this Agreement. Upon such termination, the remaining principal of such trust shall be distributed to the primary beneficiary of such trust.

                                   ARTICLE II

                                    Trustees

                 A.       1.      If at any time there is no individual Trustee
acting or appointed in accordance with the provisions of Subdivision B of this Article, I appoint JP MORGAN as Trustee hereunder.

                          2.      Anything in this Agreement to the contrary
notwithstanding, the Donor shall be ineligible to be a Trustee hereunder.

                 B. The individual Trustees of any trust acting hereunder are authorized, at any time or from time to time, by an instrument in writing, signed and acknowledged, to appoint one or more individuals or a series of individuals or a corporation with trust powers to act as Trustee of such trust hereunder, in succession to or in addition to any Trustee herein appointed or any other Trustee appointed pursuant to the power herein granted. A successor Trustee may be appointed to succeed a particular Trustee or to succeed any Trustee.

                 C. Any instrument appointing a successor Trustee pursuant to the authority granted in Subdivision B of this Article may be revoked at any time prior to the qualification of the appointee by the individual Trustees at the time being in office, whether or not such Trustees were the Trustees signing such instrument. In the event that the individual Trustees, at any time in office, have executed more than one instrument appointing successor Trustees, then the unrevoked instrument bearing the most recent date shall govern.

                 D. The ability of any co-Trustee to qualify or act hereunder shall not be affected by any other co-Trustee's failing to qualify or ceasing to act hereunder, except as otherwise provided herein or in any designation made pursuant to the provisions of this Article.

                 E. Any individual Trustee may, at any time or from time to time, by an instrument in writing, delegate any right, power, duty, authority and privilege, whether or not discretionary, to any other Trustee for such period or periods of time as may be specified in such written instrument, provided, however, that any such instrument may be revoked at any time and that no discretionary power may be delegated to any Trustee who is disqualified from exercising such discretionary power. Any individual Trustee hereunder is authorized to delegate to any suitable person or entity any ministerial duties in connection with the rights, powers, duties, authorities and privileges herein conferred, whether by means of a power of attorney or otherwise.

                 F. Ministerial duties of the Trustees (such as signing checks and executing brokerage transactions) may be performed by any one Trustee.

                 G. Wherever used in this Agreement, the terms "Trustee" and "Trustees" shall refer to the trustees from time to time acting hereunder as the context may require. Each Trustee acting hereunder shall have the same rights, powers, duties, authorities and privileges, whether or not discretionary, whether such Trustee is named herein or appointed pursuant to the terms hereof.

                 H. No bond or other security shall be required of any Trustee acting hereunder for the faithful performance of such Trustee's duties, any law of any jurisdiction to the contrary notwithstanding; and if, notwithstanding this direction, any such bond or other security shall be required by any law, statute or rule of court, no sureties shall be required thereon.

                 I. No beneficiary acting as a Trustee hereunder may participate in the exercise of a discretionary power to distribute to himself or herself the income or principal of any trust of which he or she is a beneficiary.

                 J. No Trustee acting hereunder shall make any distribution in discharge of personal legal obligations of such Trustee or of the Donor.

                 K. Any individual Trustee hereunder who shall have disclaimed any interest in a trust hereunder or in property which, pursuant to a disclaimer, passes to a trust hereunder shall be disqualified from participating in the exercise of the Trustees' discretionary power to distribute the income or principal of such trust.

                 L. If by reason of any provision hereunder, or the law of any jurisdiction in which it may be necessary to perform any act, any Trustee hereunder shall be disqualified from acting, then all of the acts required to be performed in such jurisdiction shall be performed by such Trustee's qualified co-Trustees then acting hereunder.

                 M. Any individual Trustee, at any time in office, is authorized to resign by an instrument in writing, signed and acknowledged and delivered to the remaining or successor Trustee. The resignation of any individual Trustee acting alone hereunder shall be effective only upon the appointment and qualification of a successor Trustee.

                 N. Except as otherwise provided herein, in every case in which it would be necessary for all of the Trustees of any trust hereunder to join in the taking of any action, such action may nonetheless be taken by a majority, and any action so taken shall be as valid and effectual as though taken by all.

                 O. Any corporation into which any corporation acting as a Trustee hereunder shall be merged or converted or with which it shall be consolidated, or any corporation resulting from any merger, conversion, reorganization or consolidation to which it shall be a party, or any corporation to which all or substantially all of its trust business shall be transferred, shall be the successor of such corporation as a Trustee hereunder, without the execution or filing of any instrument or the performance of any further act and shall have the same rights, powers, duties, authorities and privileges as though originally named in this Agreement.

                 P. Any person acting as a Trustee hereunder shall be deemed to be incapacitated if the co-Trustees or, if none, the successor Trustee, shall receive a certificate signed by two (2) qualified physicians, including, if any, the physician then primarily responsible for such person's medical care, stating that such person is unable to act prudently with respect to financial matters because of accident, physical or mental illness, deterioration, injury or otherwise, and such incapacity shall constitute the resignation of such Trustee.

                 Q. Any appointment of a Trustee hereunder shall take effect when accepted in writing.

                 R. Prior to the death of the Donor, the Trustees may, at any time or from time to time, render an account of their transactions as Trustees hereunder to the Donor. Nothing herein shall preclude the Trustees from having their accounts judicially settled.

                 S. No successor Trustee shall be required to investigate or audit the accounts or acts of any prior Trustee or to take any action with respect thereto, either before or after qualifying.

                 T. The individual Trustees of any trust acting hereunder are authorized to remove with or without cause any corporate Trustee of such trust, such removal to be effective upon the appointment by them of a successor corporate Trustee of such trust.

                 U. The title, powers, duties, immunities and discretion conferred upon the Trustees by this Agreement shall continue after the termination of this trust until final distribution.

                 V.       1.      Each individual Trustee acting hereunder
shall be entitled to receive the commissions or other compensation for the performance of his or her duties as a Trustee of each trust hereunder. In addition to the foregoing provisions of this Subdivision, each individual Trustee shall be entitled to reimbursement for reasonable expenses incurred by such Trustee in connection with the performance of such Trustee's functions hereunder.

                          2.      JP MORGAN shall be entitled to compensation
for the performance of its duties as Trustee of any trust hereunder at the rates stipulated in its regularly published schedule of compensation in effect at the time such compensation becomes payable, notwithstanding that such stipulated compensation shall be greater than that now in effect or than that allowed by applicable law.

                                  ARTICLE III

                              Trust Administration

                 A. In addition to all powers given to them by law or any other provision of this Agreement, the Trustees shall have the following powers with respect to any property, real or personal, at any time held by them, exercisable in their absolute discretion upon such terms and conditions as they deem advisable, without any liability therefor and without authorization by any court:

                          1.      To retain any such property (including,
without limitation, any residence or any partial interest therein) for any period of time;

                          2.      To hold any such property uninvested for any
period of time;

                          3.      To sell, exchange or otherwise dispose of any
such property at any time and in any manner, at public or private sale, for cash or on credit, without any obligation to solicit multiple offers or to obtain an appraisal to establish the value thereof;

                          4.      To invest and reinvest in and to acquire, by
purchase, exchange or otherwise, and retain for any period, any kind of real or personal property, foreign or domestic, or undivided interests therein, including, but not limited to, common or preferred stocks, bonds or other unsecured obligations, mutual funds, futures contracts, options of any kind, commodities, investments on margin, uncovered short sales, covered short sales, mortgages, interests in investment companies or investment trusts, interests in common trust funds (whether or not maintained by any Trustee hereunder), interests in partnerships (general or limited) or other entities, and securities, or to hold cash uninvested; and to acquire any such investment from any person including any beneficiary hereunder, the estate of any deceased beneficiary hereunder, or any estate or trust in which any beneficiary hereunder has an interest;

                          5.      To retain, hold, invest and reinvest in any
such property without diversification as to kind or amount and without being limited to investments in which fiduciaries are authorized by law or any rule of court to invest funds, even though such property shall be at such time (or shall thereafter become) unproductive of income or speculative, and without any liability for loss because of depreciation in value;

                          6.      To continue to operate or participate in the
operation of any business enterprise or to dispose of any part or all of such business enterprise;

                          7.      To make or refrain from making any additional
investment in any partnership or other entity in which any trust created hereunder has an interest to preserve the value of such interest or to maintain or change such trust's proportionate interest therein or for any other reason;

                          8.      To form one or more corporations,
partnerships (general or limited), joint ventures or associations with others, in any jurisdiction; and to transfer any such property to such entity or entities;

                          9.      To exercise all rights, powers and privileges
with respect to stocks or other securities whether in person or by general or limited proxy, discretionary or otherwise, including voting rights, warrants, options and conversion, subscription or other rights; to make any necessary payments in connection therewith; and to sell any such rights or to refrain from exercising any such rights by permitting them to expire;

                          10.     To enter into voting trust agreements, alone
or with others, including the right to designate voting trustees (including any Trustee hereunder) under any such agreement, for the maximum period allowable under applicable state law, including extensions, even if such period extends beyond the term of any trust hereunder;

                          11.     To consent to, participate in or oppose any
reorganization, readjustment, recapitalization, foreclosure, consolidation, merger, dissolution, liquidation, sale or purchase of assets, lease, mortgage, contract or other plan, action or proceeding by any corporation or other entity; to deposit securities or other property under, or become a party to, any agreement or plan for any such action or proceeding or for the protection of holders of such property; to subscribe to new securities issued pursuant to any such action or proceeding; to delegate discretionary powers to any reorganization, protective or similar committee; and to exchange any property for any other property and to pay any assessments or other expenses in connection with any of the foregoing;

                          12.     To lease (including sublease), convey,
transfer or exchange upon any terms and conditions (including in the case of any lease for a period exceeding the maximum terms specifically authorized by law) any real property interest to any individual or entity; to receive in payment or exchange therefor cash or other property; to renew or extend leases; to amend or modify leases; and to grant options to lease and options to renew leases for any period, regardless of whether any consideration is received in exchange therefor;

                          13.     To manage, operate and develop any such
property; to vacate and abandon any real property interest; to demolish any buildings or improvements thereon; to erect, repair, alter and improve buildings or improvements thereon; to subdivide any such property; to dedicate any such property for public use; to grant easements; to adjust boundaries; to partition and to pay any sums of money necessary for equality of partition; to perfect the title thereof; from time to time to expend either from principal or income or from both such amounts for the foregoing or for the development, alteration, improvement, maintenance or repair of any such property or buildings or improvement thereon; to establish any reserves for depreciation, obsolescence, amortization or other waste with respect to any such property; and to insure any such property against any risks, hazards and liabilities;

                          14.     To mortgage any such property; to renew,
extend, modify, subordinate, reduce, pay off, satisfy or replace any mortgage, note or bond, or any guarantee thereof; to waive or to forbear from suing or enforcing any default in the performance of any covenant or condition of or payment due under any mortgage, note or bond (including a guarantee thereof); to foreclose any mortgage; to purchase any mortgaged property; to take a deed in lieu of foreclosure and to pay consideration therefor; and to continue mortgage investments after maturity, either with or without renewal or extension;

                          15.     To abandon, destroy or convey with or without
consideration any such property which they deem to be worthless, hazardous or of insufficient value to warrant keeping or protecting and thereafter to have no further responsibility with respect to such property; to abstain from the payment of taxes, water rents, assessments, repairs, maintenance and upkeep of any such property; or to permit any such property to be lost by tax sale or other proceedings;

                          16.     To drill, test, explore, mine, develop and
otherwise exploit any oil, gas, mineral or other interests of any kind in natural resources (including interests commonly known as working interests in oil, gas or any other mineral); to enter into pooling, unitization, repressurization and any other type of agreement relating to the development, operation and conservation of mineral properties, including an agreement delegating discretionary and ministerial powers, in connection therewith; and to rely upon or adopt any recommendation of the operator thereof without any duty to make an independent investigation of any such recommendation in connection with any such properties or interests;

                          17.     To grant options, warranties, guaranties and
indemnities, for any term whether or not extending beyond the term fixed by any law, at any time, whether or not consideration is received in exchange therefor;

                          18.     To borrow money from any person or entity,
including any Trustee hereunder, for any purpose, and give or not give security therefor; to renew, modify or extend existing loans on similar or different terms; and the lender shall have no obligation to inquire as to the application of the sums loaned or as to the necessity or propriety of the loan;

                          19.     To make any loans, either secured or
unsecured, in such amounts, upon such terms and to such persons (including any beneficiary hereunder, the estate of any deceased beneficiary hereunder or any estate or trust in which any beneficiary hereunder has an interest), trusts, partnerships, corporations or other entities as they may determine;

                          20.     To adjust, compromise, settle, abandon,
renew, release or submit to arbitration any claim, controversy or litigation; to institute, prosecute or defend any proceeding in connection therewith; and to extend the time for payment of any such claim, with or without security;

                          21.     To hold property in their names as Trustees
or, to the extent permitted by law, in their names without designation of any fiduciary capacity or in the name of a nominee or unregistered or in such form as will pass by delivery;

                          22.     To make any payment, receive any money or
other property, take any action, and make, execute, deliver and receive any contract, deed, instrument or other document which is advisable to exercise any of the powers herein or to carry into effect any provision contained herein;

                          23.     To make any payment or distribution required
or authorized hereunder either in kind (at market value unless otherwise directed herein) or cash, or a combination thereof; and to allocate any property distributable hereunder, including an undivided interest therein, to any trust, part, fund or share whether or not the same kind of property or a fractional interest therein is allocated to other trusts, parts, funds or shares, all without regard to the federal income tax basis of such property;

                          24.     To determine in any case where there is
reasonable doubt or uncertainty as to the applicable law or relevant facts, which receipts of money or other property shall be credited to income or to principal, and which disbursements, commissions, expenses, costs, fees, taxes and other charges shall be charged to income or to principal; and to apportion any of such receipts and disbursements between income and principal; provided, however, that any individual Trustee hereunder who is entitled to receive all of the income of any trust created hereunder or who shall have disclaimed any interest in any trust created hereunder or in property which, pursuant to a disclaimer, passes to any trust created hereunder or who shall then have the legal obligation to support any person then entitled to receive all of the income of any trust created hereunder shall be disqualified from participating in all determinations under the preceding provisions of this Paragraph;

                          25.     To remove all or any part of the assets of,
or the situs of administration of, any trust hereunder from one jurisdiction to another jurisdiction, either within or without the United States, at any time or from time to time;

                          26.     With respect to all or any part of the
principal (including a pecuniary amount) of any trust created hereunder for the primary benefit of only one individual, other than any trust with an inclusion ratio of zero for purposes of Chapter 13 of the Code, by signed written instrument, in an effort to reduce overall transfer taxes, (a) to give such beneficiary a general testamentary power of appointment within the meaning of
Section 2041 of the Code (including a power that requires, during such beneficiary's lifetime, the consent of the Trustees other than a beneficiary of the affected trust) over any part or all of the principal of such trust; (b) to eliminate such power for all or any part of such principal as to which such power was previously created; and (c) to release irrevocably the right to eliminate such power; provided, however, that any Trustee who is also a beneficiary of the affected trust or who disclaims any interest in such trust or in property which passes to such trust pursuant to a disclaimer shall be disqualified from participating in the exercise of such authority;

                          27.     To divide any trust hereunder, by signed
written instrument or otherwise, into two or more separate trusts in such fractional shares as shall be deemed advisable, whether for generation-skipping tax purposes or otherwise (and any property distributed in kind in satisfaction of such division shall be distributed at market value); and to merge any trust hereunder with any one or more trusts hereunder having identical terms and conditions for the same beneficiary or beneficiaries;

                          28.     In any case in which the Trustees are
required or permitted to divide any such property into shares, they are not required physically to divide any of such property but may assign undivided interests therein to the various shares;

                          29.     To administer any two or more of the trusts
herein created or any part thereof as a single fund by holding the principal of such trusts in one or more consolidated funds in which the separate trusts shall have undivided interests;

                          30.     After the termination of any trust hereunder,
to exercise all rights, powers and privileges herein conferred until the complete distribution of the property held in such trust;

                          31.     To act or refrain from acting in all respects
as if financially disinterested, regardless of the existence of any conflict of interest between any individual Trustee hereunder and any trust or fund hereunder, it being the Donor's intention to waive the rule of undivided loyalty and any other conflict of interest rule which but for this provision would be applicable to any such individual Trustee;

                          32.     To employ and pay the compensation of any
accountants, custodians, experts, counsel, legal or investment, and other agents (including, without limitation, for the purpose of preparing annual or periodic accountings for any trust created hereunder), irrespective of whether any person so employed shall be a Trustee hereunder and irrespective of whether any firm or other entity so employed shall be one in which a Trustee hereunder may be a partner, a member, or have an ownership interest or with which a Trustee hereunder may have an employment relationship; and, except as otherwise expressly provided herein, such compensation may be paid without diminution of or charging the same against the commissions or compensation, if any, of any Trustee hereunder; and any Trustee who shall be a partner, a member, or have an ownership interest in or an employment relationship with a firm or entity so employed shall nevertheless be entitled to his or her share of the compensation paid to such firm or entity; and to delegate discretionary and ministerial powers to, and to act or to refrain from acting upon information or advice furnished by, such accountants, custodians, experts, counsel or other agents without liability for any act done or omission made in good faith in reliance upon such information or advice, provided, however, that if a corporation with trust powers shall be acting as a Trustee hereunder, no payments shall be made to such corporation with trust powers for its custodian or investment counsel services or the preparation of tax returns;

                          33.     In connection with any such property
distributable to a minor and not otherwise directed to be held in trust hereunder (including any discretionary distributions from any such trust), (i) to distribute all or any portion thereof to such minor, or to a guardian of the property of such minor wherever appointed without requiring ancillary guardianship, or to any custodian under any Uniform Gifts to Minors Act, Uniform Transfers to Minors Act or any similar statute of any jurisdiction, with power to select any person or corporation with trust powers (including any fiduciary hereunder) to be such custodian and with power to extend such custodianship to age twenty-one (21), without any obligation to see to the use or application thereof or to make inquiry with respect to any other resources available to or for the use of such minor, the receipt of the individual to whom any such distribution is so made being a complete discharge as to such distribution; (ii) to set aside all or any portion thereof in a separate fund, with title vested in such minor, and hold the same without bond, security or any obligation to render periodic accountings until such minor attains age twenty-one (21) or sooner dies, and at any time or from time to time to distribute all or any portion of such property as provided in (i) hereof or to pay or apply the same to or for the benefit of such minor for any reason whatsoever (adding to the principal of the fund any income not so distributed whenever convenient) and when such minor attains age twenty-one (21) or sooner dies, to distribute the same to such minor or to the legal representative of such minor's estate, as the case may be; and (iii) to appoint one or more individuals or a series of individuals or a corporation with trust powers to act as fiduciary of such fund, in succession to or in addition to such fiduciary or any other fiduciary appointed pursuant to the power herein granted (which appointment may be revoked at any time prior to the qualification of the appointee by the then acting fiduciary of such fund);

                          34.     In connection with any such property
distributable to a person who, by reason of advanced age, illness or other physical or mental incapacity is incapable of handling or disposing of his or her property, as determined by two (2) qualified physicians including, if any, the physician then primarily responsible for the medical care of such person,
(i) to set aside all or any portion thereof in a separate fund, with the title vested in such person, and hold the same without bond, security or any obligation to render periodic accountings until such person is no longer under such disability, or sooner dies, and at any time or from time to time to apply all or any portion of such property directly to the health, care, comfort, maintenance, support or use of such person (adding to the principal of the fund any income not so distributed whenever convenient), and when such person dies, to distribute the same to the legal representative of such person's estate;
(ii) to distribute all or any portion of such property to such person for any reason whatsoever or to (a) the guardian, committee or other legal representative, wherever appointed, of such person, (b) any individual with whom such person resides, or (c) any other individual having the care and control of such person, the receipt of the individual to whom any such distribution is so made being a complete discharge as to such distribution; and
(iii) to appoint one or more individuals or a series of individuals or a corporation with trust powers to act as fiduciary of such fund, in succession to or in addition to such fiduciary or any other fiduciary appointed pursuant to the power herein granted (which appointment may be revoked at any time prior to the qualification of the appointee by the then acting fiduciary of such fund);

                          35.     Notwithstanding any provision of this
Agreement to the contrary, if any trust created hereunder holds stock in an "S Corporation," as defined in Section 1361 of the Code (the "S Trust"), to (i) distribute to the then eligible income beneficiary or beneficiaries thereof such portion or all of the net income of the S Trust as shall be necessary to qualify such trust as a "Qualified Subchapter S Trust" ("QSST") or "Electing Small Business Trust" ("ESBT"), as the case may be, or (ii) hold any such stock in a separate trust to be administered in the same manner as the S Trust, subject however to the provisions of clause (i) of this Paragraph; and, in addition, to perform all acts necessary to qualify any such S Trust or separate trust created under this Paragraph as a QSST or ESBT, as the case may be, including, without limitation, (x) obtaining beneficiary approval and election under Section 1361(d) or 1361(e) of the Code to qualify any such trust as a QSST or ESBT, as the case may be, and (y) modifying, reforming or revising any such trust or any other provision of this Agreement, and releasing any discretionary powers with respect to any such trust;

                          36.     To consolidate and hold as one trust any
trust or trusts created or to be created hereunder with any other trust created or to be created hereunder or under any other instrument with identical dispositive provisions, whether to achieve economies of administration, for tax reasons or for any other reason;

                          37.     In addition to the methods provided by law,
each fiduciary hereunder is authorized at any time and from time to time by acknowledged instrument filed with such fiduciary's co-fiduciary or co-fiduciaries to release any power, authority or discretion conferred upon such fiduciary by this instrument or by law, whether discretionary or ministerial, for such period of time as shall be specified in such instrument, and during the effectiveness of such release, such power, authority or discretion shall be exercised solely by the remaining qualified co-fiduciary or co-fiduciaries; and

                          38.     Generally, to exercise all such rights and
powers, do all such acts, and enter into all such agreements, as persons owning similar property in their own right might lawfully exercise, do or enter into.

                 B. There shall be no apportionment of accrued income and undistributed income on hand to any beneficiary whose interest therein shall terminate by death or otherwise prior to the time when such accrued income is due and payable to the Trustees or prior to the time when such undistributed income is actually distributed to such beneficiary, as the case may be. The whole of such accrued and undistributed income on hand shall, after the deduction therefrom of any proper charges or advances against the same, be paid to the next income beneficiary, if any, of the trust which produced such accrued and undistributed income or, if there shall be no such income beneficiary, then to the person or persons entitled to the principal of such trust.

                 C. No disposition, charge or encumbrance on the income or principal of any trust, or any part thereof, by any beneficiary hereunder by way of anticipation shall be valid or in any way binding upon the Trustees, and no beneficiary shall have the right to assign, transfer, encumber or otherwise dispose of such income or principal, or any part thereof, until the same shall be paid to such beneficiary by the Trustees, and no income or principal or any part thereof shall be liable to any claim of any creditor of any such beneficiary.

                 D. In any judicial proceeding relating to this Agreement or any trust created hereunder, if a party to the proceeding has the same interest as a person under a disability, it shall not be necessary to serve the person under the disability.

                 E. The right of any beneficiary to any payment or distribution of income or principal shall in every case be subject to any charge or deduction which the Trustees may make against such payment or distribution under the authority granted to the Trustees by law or any provision hereof.

                 F. No person dealing with any Trustee hereunder shall be bound to see to the application or disposition of any property transferred to such Trustee, or to inquire into the authority for or propriety of any action by such Trustee.

                 G. The Donor, in a nonfiduciary capacity, without the approval or consent of any person in a fiduciary capacity, shall have the power to reacquire the trust corpus by substituting other property of an equivalent value, provided that the Donor is authorized at any time and from time to time by acknowledged instrument filed with the Trustees to release such power. The Donor must certify to the other Trustees then acting that the substituted property is of equivalent value to the reacquired property, and the Trustees (other than the Donor) in their absolute discretion are authorized to verify independently such certification of value, and if a dispute arises, such dispute shall be settled in an appropriate judicial forum.

                                   ARTICLE IV

                                  Survivorship

                 In the event that any beneficiary under this Agreement and the Donor or any other person upon whose death such beneficiary shall become entitled to receive either income or principal hereunder shall die in a common accident or disaster or under such circumstances that it is difficult or impracticable to determine who survived the other, then for the purposes of this Agreement such beneficiary shall be deemed to have predeceased the Donor or such other person, as the case may be.

                                   ARTICLE V

                            Right to Revoke or Amend

                 A. This Agreement and the trusts hereby created shall be irrevocable and shall not be subject to modification or amendment, except to the limited extent provided in Subdivision B of this Article.

                 B. It is intended that the Donor shall not have retained any interest in or power with respect to any portion of the property transferred in trust hereunder which interest or power would cause such property to be included in the Donor's gross estate for federal estate tax purposes. This Agreement shall be construed in accordance with the foregoing statement of intent and, subject thereto, it may be amended for the following limited purposes: (i) to clarify the meaning of any provision so as to avoid the necessity of instructions by a court; (ii) to alter or add to the administrative powers of the Trustees for the better accomplishment of the trust purposes; and (iii) to conform any provision to laws or regulations (including any provision of the Code or any regulations promulgated thereunder) affecting the federal or state transfer tax consequences of any trust hereunder. All amendments of this Agreement shall be effected by written instrument signed and acknowledged by all of the Trustees.

                                   ARTICLE VI

                                 Governing Law

                 This Agreement shall be construed, regulated and governed by, and all questions pertaining to the validity, construction, effect and administration of this Agreement and the trusts created hereunder shall be determined by, the laws of the State of New York.

                                  ARTICLE VII

                                  Exculpation

                 No individual Trustee shall be liable for any act or omission in administering any trust created hereunder, unless such act or omission is the result of such Trustee's actual fraud, gross negligence or willful misconduct. Notwithstanding the preceding sentence, if any individual Trustee becomes liable for any such act or omission that is not the result of such

Trustee's own actual fraud, gross negligence or willful misconduct, such Trustee shall be entitled to indemnity out of the property of such trust. No Trustee hereunder shall be responsible for any act or omission of any other Trustee.

                                  ARTICLE VIII

                                  Definitions

                 A. Wherever used in this Agreement, the following definitions shall apply: (1) the word "issue" shall include descendants of whatever degree; (2) the words "child", "children" and "issue" shall include persons legally adopted prior to reaching age six (6) and their issue; (3) the word "minor" shall mean any person who has not reached age twenty-one (21); (4) the word "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and shall include corresponding provisions of all subsequently enacted federal tax laws; (5) the word "trust" shall include any separate fund created by any fiduciary hereunder pursuant to the authority contained herein; and (6) the term "Donor's spouse" shall refer to the individual who shall be married to and living with the Donor at the time of the Donor's execution of this Agreement or other applicable time as the context may require.

                 B. The terms herein shall be construed in the masculine, feminine or neuter, and in the singular or plural, whichever construction is consistent with the then prevailing facts.

                 C. In the event that a distribution hereunder is to be made to the issue per stirpes of any person, the initial division into shares shall be made at the level of such person's children, whether or not any child of such person is then living, and within each share as to younger generations the same principle shall be applied.

                 D. This Agreement shall be known as the DOUGLAS A.P. HAMILTON 1997 GRAT.

                 E. Any reference herein to members of an individual's family shall mean the issue of such individual's grandparents and the spouses of such issue.

                 F. The term "Exempt Organizations" shall mean one or more organizations which, at the time when any property is distributable to such organizations hereunder, are described in Section 170(c) (without regard to Section 170(c)(2)(A)) of the Code contributions to which are deductible for federal estate tax purposes and deductible under the estate or other death tax laws of the state of New York.

                                   ARTICLE IX

                           Acceptance of Trusteeship

                 KIM E. BAPTISTE does hereby acknowledge receipt of the property listed on Schedule A hereto, accepts the trusts created by this Agreement and agrees to act as Trustee in accordance with the terms and provisions hereof.

                 The undersigned parties have executed this Agreement as of the date first above written.




                                               -------------------------------
                                               DOUGLAS A.P. HAMILTON, Donor


                                               -------------------------------
                                               KIM E. BAPTISTE, Trustee

STATE OF NEW YORK         )
                          : ss.:
COUNTY OF NEW YORK        )

         On this              day of                           , 1997, before
me personally appeared DOUGLAS A.P. HAMILTON, to me known and known to me to be the person described in and who executed the foregoing instrument, and he duly acknowledged to me that he executed the same.

                                                -------------------------------
                                                Notary Public


STATE OF NEW YORK         )
                          : ss.:
COUNTY OF NEW YORK        )

         On this                day of                            , 1997,
before me personally appeared KIM E. BAPTISTE, to me known and known to me to be the person described in and who executed the foregoing instrument, and he duly acknowledged to me that he executed the same.


                                                -------------------------------
                                                Notary Public

                                   SCHEDULE A

                               One Dollar ($1.00)